LIST OF GUARANTOR AND ISSUER SUBSIDIARIES    Exhibit 22

As of June 30, 2021, H&R Block, Inc. was the guarantor and Block Financial LLC was the issuer of the following:

▪Senior Notes, 5.500%, due November 2022
▪Senior Notes, 5.250%, due October 2025
▪Senior Notes, 2.500%, due July 2028
▪Senior Notes, 3.875%, due August 2030
▪Fourth Amended and Restated Credit and Guarantee Agreement (CLOC)

Exact Name of Issuer Subsidiary                    Jurisdiction of Formation
Block Financial LLC                        Delaware